Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (No. 333-278081, 333-156090, 333-191870, 333-229533, 333-251549, and 333-263974) on Form S-8 and (No. 333-140580) on Form S-3 of our reports dated August 26, 2026, with respect to the consolidated financial statements of Unifi, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Raleigh, North Carolina

August 26, 2026